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Exhibit 99.1 - Press Release dated November 24, 2003


                   IASG Completes Alarm Contract Acquisitions


         Albany, New York (November 24, 2003) -- Integrated Alarm Services Group, Inc. (Nasdaq: IASG) announced today the acquisition of the equivalent of 12,000 alarm contracts generating approximately $360,000 of recurring monthly revenues (RMR). The vast majority of the properties monitored are residential and located in the greater Las Vegas, Nevada region. The acquisition cost of this contract RMR was $10.4 million.

         In announcing the alarm contract acquisitions, Timothy M. McGinn, Chairman and CEO said, "These contracts represent a substantial foothold in this important market. The Las Vegas region continues to grow rapidly giving us significant potential to add scale to this portfolio."

         McGinn continued, "We remain on track for the PSI acquisition to be completed in mid December. These Las Vegas accounts coupled with the pending PSI acquisition and other smaller contract purchases already concluded will bring the total equivalent contract additions since the IPO to over 85,000 accounts."


About IASG

         Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in servicing the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring.


This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of IASG's future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements because IASG's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operations; the impact of competition and technological change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Risks Related to our Business" in IASG's final prospectus dated July 23, 2003 as filed with the Securities and Exchange Commission on July 25, 2003 and the reports IASG files from time to time with the Securities and Exchange Commission. IASG does not intend to and undertakes no duty to update the information contained in this press release.


Contact:
Joseph L. Reinhart
Investor Relations
Integrated Alarm Services Group, Inc.
518-426-1515